EXHIBIT 99.1

SPS Commerce Reports Third Quarter 2016 Financial Results

Company delivers 22% recurring revenue growth over the third quarter of 2015

MINNEAPOLIS, Oct. 27, 2016 (GLOBE NEWSWIRE) -- SPS Commerce (NASDAQ:SPSC), a leader in retail cloud services, today announced financial results for the third quarter ended September 30, 2016.

Revenue was $49.3 million in the third quarter of 2016, compared to $40.4 million in the third quarter of 2015, reflecting 22% growth in revenue from the third quarter 2015. Recurring revenue grew 22% from the third quarter of 2015.

Net income in the third quarter of 2016 was $2.5 million or $0.14 per diluted share, compared to net income of $1.3 million, or $0.07 per diluted share, in the third quarter of 2015. Non-GAAP net income per diluted share was $0.27, compared to non-GAAP net income per diluted share of $0.22 in the third quarter of 2015. Adjusted EBITDA for the third quarter of 2016 increased 20% to $7.4 million, compared to the third quarter of 2015.

“SPS Commerce had a solid quarter,” said Archie Black, President and CEO of SPS Commerce. “Omnichannel retail trends have placed tremendous pressure on the retail ecosystem causing retailers and suppliers to seek solutions that enable them to swiftly optimize inventory across multiple channels.  SPS Commerce enables an unparalleled level of supply chain visibility, agility and collaboration and the evolution to omnichannel commerce continues to drive our success.”

“We executed well in the third quarter as we continued to add customers and grow wallet share within our network,” said Kim Nelson, Chief Financial Officer. “We are excited about our prospects as we go after the multibillion opportunity ahead of us and expand our market leadership.”

Guidance

For the fourth quarter of 2016, revenue is expected to be in the range of $50.5 to $51.0 million.  Fourth quarter net income per diluted share is expected to be in the range of $0.07 to $0.08 with fully diluted weighted average shares outstanding of approximately 17.4 million shares.  Non-GAAP net income per diluted share is expected to be in the range of $0.26 to $0.27. Adjusted EBITDA is expected to be in the range of $6.9 to $7.4 million.  Non-cash, share-based compensation expense is expected to be approximately $2.1 million, depreciation expense is expected to be approximately $1.8 million and amortization expense is expected to be approximately $1.2 million.

For the full year of 2016, revenue is expected to be in the range of $192.7 to $193.2 million, representing approximately 22% growth over 2015. Full year net income per diluted share is expected to be in the range of $0.29 to $0.31 with fully diluted weighted average shares outstanding of approximately 17.2 million shares. Non-GAAP net income per diluted share is expected to be in the range of $0.98 to $0.99. Adjusted EBITDA is expected to be in the range of $26.0 to $26.5 million. Non-cash, share-based compensation expense is expected to be approximately $8.1 million, depreciation expense is expected to be approximately $6.7 million, and amortization expense is expected to be approximately $4.8 million.  Also for the year, we expect an annual effective tax rate of approximately 40%, with cash taxes for the year to be minimal.

Quarterly Conference Call

SPS Commerce will discuss its quarterly results today via teleconference at 3:30 p.m. CT (4:30 p.m. ET). To access the call, please dial (877) 312-7508, or outside the U.S. (253) 237-1184, with Conference ID #86463013 at least five minutes prior to the 3:30 p.m. CT start time.  A live webcast of the call will also be available at www.investors.spscommerce.com under the Events and Presentations menu.  The replay will also be available on our website at www.investors.spscommerce.com.

About SPS Commerce

SPS Commerce perfects the power of trading partner relationships with the industry's most broadly adopted, retail cloud services platform. As a leader in cloud-based supply chain management solutions, we provide proven integrations and comprehensive retail performance analytics to thousands of customers worldwide. SPS Commerce has achieved 63 consecutive quarters of revenue growth and is headquartered in Minneapolis. For additional information, please contact SPS Commerce at 866-245-8100 or visit www.spscommerce.com.

SPS COMMERCE, SPS, and RETAIL UNIVERSE are marks of SPS Commerce, Inc. and Registered in the U.S. Patent and Trademark Office. 1=INFINITY logo, AS THE NETWORK GROWS, SO DOES YOUR OPPORTUNITY, INFINITE RETAIL POWER, RETAIL UNIVERSE, RSX, SPS logo, and others are further marks of SPS Commerce, Inc. These marks may be registered or otherwise protected in other countries.

Use of Non-GAAP Financial Measures

To supplement its financial statements, SPS Commerce also provides investors with Adjusted EBITDA and non-GAAP net income per share, which are non-GAAP financial measures. SPS Commerce believes that these non-GAAP measures provide useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations. SPS Commerce's management uses these non-GAAP measures to compare the company's performance to that of prior periods for trend analyses and planning purposes. It uses Adjusted EBITDA for purposes of determining executive and senior management incentive compensation. These measures are also presented to the company's board of directors.

EBITDA consists of net income plus depreciation and amortization, interest expense, interest income, income tax expense and other adjustments as necessary for a fair presentation. Adjusted EBITDA consists of EBITDA plus non-cash, stock-based compensation expense. SPS Commerce uses Adjusted EBITDA as a measure of operating performance because it assists the company in comparing performance on a consistent basis, as it removes from operating results the impact of the company's capital structure. SPS Commerce believes Adjusted EBITDA is useful to an investor in evaluating the company's operating performance because it is widely used to measure a company's operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, and to present a meaningful measure of corporate performance exclusive of the company's capital structure and the method by which assets were acquired.

Non-GAAP net income per share consists of net income plus non-cash, stock-based compensation expense and amortization expense related to intangible assets divided by the weighted average number of shares of common stock outstanding during each period. SPS Commerce believes non-GAAP net income per share is useful to an investor because it is widely used to measure a company's operating performance.

These non-GAAP measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with generally accepted accounting principles in the United States. These non-GAAP financial measures exclude significant expenses and income that are required by GAAP to be recorded in the company's financial statements and are subject to inherent limitations. SPS Commerce urges investors to review the reconciliation of its non-GAAP financial measures to the comparable GAAP financial measures that are included in this press release.

Recent Compliance and Disclosure Interpretations published by the U.S. Securities and Exchange Commission in May 2016 (the “May C&DI”) related to the use of non-GAAP financial measures discuss companies including an additional adjustment to non-GAAP income to reflect the income tax effects of the adjustments to GAAP net income, as discussed above. In reporting non-GAAP income results for the third quarter of 2016, as well as SPS Commerce’s non-GAAP income guidance for the fourth quarter and full year of 2016, SPS Commerce has elected to calculate non-GAAP income consistent with its historical practice, without the tax adjustment discussed in the May C&DI. SPS Commerce believes that maintaining consistency with its historical practice, as well as SPS Commerce’s original 2016 financial outlook, better allows SPS Commerce’s investors to evaluate financial performance. SPS Commerce is evaluating the best way to revise its disclosure in accordance with the May C&DI while providing consistency to investors by Q1 2017.

Forward-Looking Statements

This press release may contain forward-looking statements, including information about management's view of SPS Commerce's future expectations, plans and prospects, including our views regarding future execution within our business, the opportunity we see in the retail supply chain world and our performance for the fourth quarter and full year of 2016, within the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors which may cause the results of SPS Commerce to be materially different than those expressed or implied in such statements. Certain of these risk factors and others are included in documents SPS Commerce files with the Securities and Exchange Commission, including but not limited to, SPS Commerce's Annual Report on Form 10-K for the year ended December 31, 2015, as well as subsequent reports filed with the Securities and Exchange Commission. Other unknown or unpredictable factors also could have material adverse effects on SPS Commerce's future results. The forward-looking statements included in this press release are made only as of the date hereof. SPS Commerce cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, SPS Commerce expressly disclaims any intent or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

SPS COMMERCE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; in thousands, except share amounts)

	September 30,	December 31,
	2016	2015

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$109,635	$121,538
Short-term marketable securities	15,616	7,517
Accounts receivable, less allowance for doubtful accounts of $481 and $446, respectively	21,361	17,615
Deferred costs	18,647	15,086
Other current assets	7,323	5,030
Total current assets	172,582	166,786

PROPERTY AND EQUIPMENT, net	14,830	13,620
GOODWILL	51,005	33,848
INTANGIBLE ASSETS, net	21,338	15,081
MARKETABLE SECURITIES, non-current	12,529	14,950
OTHER ASSETS
Deferred costs, non-current	5,893	5,260
Deferred income tax asset, non-current	11,967	11,149
Other non-current assets	2,130	1,037
Total assets	$292,274	$261,731

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$2,442	$2,163
Accrued compensation	11,796	11,150
Accrued expenses	2,509	1,987
Deferred revenue	12,157	7,740
Deferred rent	1,330	1,194
Total current liabilities	30,234	24,234

OTHER LIABILITIES
Deferred revenue, non-current	10,962	11,005
Deferred rent, non-current	3,900	4,307
Deferred income tax liability, non-current	2,368	-
Total liabilities	47,464	39,546

COMMITMENTS and CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock, $0.001 par value; 5,000,000 shares authorized; 0 shares issued and outstanding	-	-
Common stock, $0.001 par value; 55,000,000 shares authorized; 17,039,015 and 16,723,994 shares issued and outstanding, respectively	17	17
Additional paid-in capital	281,536	265,265
Accumulated deficit	(35,544)	(39,449)
Accumulated other comprehensive loss	(1,199)	(3,648)
Total stockholders’ equity	244,810	222,185
Total liabilities and stockholders’ equity	$292,274	$261,731

SPS COMMERCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited; in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

Revenues	$49,284	$40,354	$142,234	$116,170
Cost of revenues	$16,171	12,700	$47,024	36,607
Gross profit	33,113	27,654	95,210	79,563
Operating expenses
Sales and marketing	16,526	13,795	49,092	41,640
Research and development	5,574	4,494	16,185	13,058
General and administrative	7,149	6,276	21,516	18,149
Amortization of intangible assets	1,194	829	3,553	2,507
Total operating expenses	30,443	25,394	90,346	75,354
Income from operations	2,670	2,260	4,864	4,209
Other income (expense)
Interest income, net	112	49	408	123
Other expense, net	947	(86)	866	(255)
Total other income (expense), net	1,059	(37)	1,274	(132)
Income before income taxes	3,729	2,223	6,138	4,077
Income tax expense	(1,220)	(953)	(2,233)	(1,570)
Net income	$2,509	$1,270	$3,905	$2,507

Net income per share
Basic	$0.15	$0.08	$0.23	$0.15
Diluted	$0.14	$0.07	$0.23	$0.15

Weighted average common shares used to compute net income per share
Basic	17,001	16,605	16,916	16,525
Diluted	17,341	17,054	17,185	17,040

SPS COMMERCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in thousands)

	Nine Months Ended
	September 30,
	2016	2015

Cash flows from operating activities
Net income	$3,905	$2,507
Reconciliation of net income to net cash provided by operating activities
Deferred income taxes	(818)	277
Share based earn-out liability	(1,103)	-
Depreciation and amortization of property and equipment	4,883	4,693
Amortization of intangible assets	3,553	2,507
Provision for doubtful accounts	977	846
Stock-based compensation	6,004	4,756
Changes in assets and liabilities, net of effect of acquisition
Accounts receivable	(3,879)	(3,427)
Deferred costs	(4,194)	(2,904)
Other current and non-current assets	(2,840)	(2,056)
Accounts payable	(90)	(1,494)
Accrued compensation	173	93
Accrued expenses	126	(104)
Deferred revenue	3,927	1,615
Deferred rent	(271)	(431)
Net cash provided by operating activities	10,353	6,878
Cash flows from investing activities
Purchases of property and equipment	(5,972)	(6,504)
Purchases of marketable securities	(18,137)	(17,509)
Maturities of marketable securities	12,500	-
Business acquisition, net of cash acquired	(18,062)	-
Net cash used in investing activities	(29,671)	(24,013)
Cash flows from financing activities
Net proceeds from exercise of options to purchase common stock	3,520	3,273
Excess tax benefit from exercise of options to purchase common stock	2,710	1,179
Net proceeds from employee stock purchase plan	786	741
Net cash provided by financing activities	7,016	5,193
Effect of foreign currency exchange rate changes	399	(966)
Net decrease in cash and cash equivalents	(11,903)	(12,908)
Cash and cash equivalents at beginning of period	121,538	130,795
Cash and cash equivalents at end of period	$109,635	$117,887

SPS COMMERCE, INC.
NON-GAAP RECONCILIATION
(Unaudited; in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

Net income	$2,509	$1,270	$3,905	$2,507
Depreciation and amortization of property
and equipment	1,624	1,584	4,883	4,693
Amortization of intangible assets	1,194	829	3,553	2,507
Interest income, net	(112)	(49)	(408)	(123)
Income tax expense	1,220	953	2,233	1,570
Other	(1,034)	-	(1,106)	-

EBITDA	5,401	4,587	13,060	11,154
Stock-based compensation expense	2,012	1,610	6,004	4,756

Adjusted EBITDA	$7,413	$6,197	$19,064	$15,910

Net income	$2,509	$1,270	$3,905	$2,507
Stock-based compensation expense	2,012	1,610	6,004	4,756
Amortization of intangible assets	1,194	829	3,553	2,507
Other	(1,034)	-	(1,106)	-

Non-GAAP income	$4,681	$3,709	$12,356	$9,770

Shares used to compute non-GAAP income
per share
Basic	17,001	16,605	16,916	16,525
Diluted	17,341	17,054	17,185	17,040

Non-GAAP income per share
Basic	$0.28	$0.22	$0.73	$0.59
Diluted	$0.27	$0.22	$0.72	$0.57

Contact:
Investor Relations
The Blueshirt Group
Lisa Laukkanen
Nicole Gunderson
SPSC@blueshirtgroup.com
415-217-7722

Kay Rindels
SPS Commerce
866-245-8100
krindels@spscommerce.com